Exhibit 10.1

MEMORANDUM OF AGREEMENT
Norwegian Shipbrokers’ Association’s Memorandum
of Agreement for sale and purchase of ships.
Adopted by The Baltic and International Maritime
Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Dated: 8 November 2007

GOLDEN OCEAN GROUP LTD., HAMILTON, BERMUDA hereinafter called the Sellers, have agreed		1
to sell, and BRITANNIA BULK FINANCE LIMITED (whose performance is guaranteed by Britannia
Bulk Holdings PLC)
hereinafter called the Buyers, have agreed to buy		2
~~Name:~~ One Panamax bulk carrier of approx. 74,500 dwt identified as Hull No. P001 at Pipavav		3
Shipyard Limited, Mumbai, India (the “Vessel”)
Classification Society/Class: Det Norske Veritas, 1A1, Bulk Carriers, ESP, ES(s); CSR, BC-A, GRAB		4
(20), Hold nos. 2, 4 and 6 may be empty, ICE-IC (Hull Strength of 1B), BIS, EO, TMON, DG-B,
BWM-E (f).
~~Built~~: Agreed year of delivery 2009	By: Pipavav Shipyard Limited	5

Flag: Hong Kong	Place of Registration: Hong Kong	6

Call Sign: N/A	Grt/Nrt: N/A	7

~~Register Number:~~ The Vessel’s particulars shall otherwise be as described in the shipbuilding		8
contract dated 30 November 2006 between Pipavav Shipyard Limited (the “Yard”) and the
Sellers as amended and supplemented by (i) an addendum no. 1 thereto dated 20 April 2007 and
(ii) an agreement dated 20 April 2007, the specifications and general arrangement plan and makers’ list supplemental thereto as further supplemented and amended from time to time with the written approval of the Buyers or as requested in writing by the Buyers (together the
“Shipbuilding Contract”)
~~hereinafter called the Vessel~~, on the following terms and conditions:		9

Definitions		10

“Banking days” are days on which banks are open both in the country of the currency		11
stipulated for the Purchase Price in Clause 1, India, Norway and in the place of closing stipulated in		12
Clause 8.
“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa,		13
a registered letter, telex, telefax or other modern form of written communication.		14

“Classification Society” or “Class” means the Society referred to in line 4		15

1. Purchase Price: US$ 60,000,000 (sixty million United States dollars) cash less 1%		16
address commission plus 1% brokerage to HOWE ROBINSON.

2. ~~Deposit~~ Down Payment		17

As security for the correct fulfillment of this Agreement the Buyers shall ~~pay a-deposit~~ make a		18
down payment of ~~10~~20%
(~~ten~~twenty per cent) of the Purchase Price within 15 (fifteen) London/New York banking days		19
from the date of this
Agreement being signed by telefax/e-mail attachment by both parties to the Sellers’ bank		20
account no 9750.04.42321, Swift: ESSENOKX, IBAN no: NO129750 0442 321 in Skandinaviska
Enskilda Banken, Oslo (the “Down Payment”). ~~This deposit shall be placed with~~
~~and held by them in a joint account for the Sellers and the Buyers, to be released in accordance~~		21
~~with joint written instructions of the sellers and the Buyers. Interest, if any, to be credited to the~~		22
~~Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the~~		23

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~Buyers.~~	24

The Down Payment shall be promptly released/returned to the Buyers upon the Buyers’
termination of this Agreement upon the terms and conditions contained herein.

Interest on the account shall be LIBOR less 1/8 per cent per annum for 6 month periods.
Interest shall be payable every 6 months from the date of payment of the Down Payment.

3. Payment	25

The ~~said~~ Purchase Price shall be paid in full free of bank charges to the Seller’s nominated account	26
on delivery of the Vessel, ~~but-not-later than 3 banking days after~~ subject to the Vessel ~~is in~~	27
~~every respect~~
 ~~physically ready for delivery in accordance with the terms and conditions of this Agreement~~	28
having been delivered to the Sellers from the Yard pursuant to the Shipbuilding Contract and
Notice of Readiness having been given in accordance with Clause 5.	29

4. Inspections	30
31
a)* The Buyers have ~~inspected~~ considered and accepted the Shipbuilding Contract, a copy of ~~which~~ is attached hereto t~~he Vessel’s classification records. The Buyers~~
~~have also inspected the Vessel at/in on~~	32
~~and have accepted the Vessel following this inspection and the sale is outright and definite,~~	33
~~subject only to the terms and conditions of this Agreement.~~	34

~~b)* The Buyers shall have the right to inspect the Vessel’s classification records and declare~~ 	35
~~whether same are accepted or not within~~	36
~~The Sellers shall provide for inspection of the Vessel at/in~~	37
~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~	38
~~Buyers cause undue delay they Shall compensate the Sellers for the losses thereby incurred.~~	39
~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~	40
~~During the inspection, the Vessel’s deck and engine log books shall be made available for~~	41
~~examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall~~	42
~~become outright and definite, subject only to the terms and conditions of this Agreement,~~	43
~~provided the Sellers receive written notice of acceptance from the Buyers within 72 hours~~	44
~~after completion of such inspection.~~	45
~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not be~~	46
~~received by the Sellers as aforesaid, the deposit together with interest earned shall be~~	47
~~released immediately to the Buyers, whereafter this Agreement shall be null and void.~~	48

~~* 4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a)~~	49
 ~~to apply.~~	50

5. Notices, time and place of delivery	51

a) The Sellers shall keep the Buyers well informed of the Vessel’s ~~itinerary~~delivery	52
date under the Shipbuilding Contract and shall
provide the Buyers with 30, 15, 7, and 3 days notice of the estimated time of ~~arrival-at-the~~	53
~~intended place of drydocking/underwater inspection/~~delivery. When the ~~Vessel is at the place~~	54
~~of delivery and in every respect physically ready for delivery in accordance with this~~	55
~~Agreement~~ delivery date under the Shipbuilding Contract is finally set, the Sellers shall	56
give the Buyers a written Notice of Readiness for delivery.

The Vessel shall be delivered by the Sellers to the Buyers back-to-back to the delivery of the same by the Yard to the Sellers pursuant to the terms of the Shipbuilding Contract.

b) The Vessel shall be delivered and taken over by the Buyers safely afloat at a safe and	57
accessible berth or
anchorage at/in PIPAVAV SHIPYARD LIMITED, INDIA after completion of successful sea	58
trials ~~in the Sellers’ option~~.
59
Expected time of delivery: on/before 31 March 2009
60
Date of ~~cancelling~~ termination ~~(see Clauses 5 c), 6 b)(iii) and 14):~~ See Clause 27
61
c) ~~If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the~~	62
~~Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in~~	63

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~writing stating the date when they anticipate that the Vessel will be ready for delivery and~~	64
~~propose a new cancelling date. Upon receipt of such notification the Buyers shall have the~~ 	65
~~option of either cancelling this Agreement in accordance with Clause 14 within 7 running~~ 	66
~~days of receipt of the notice or of accepting the new date as the new cancelling date. If the~~ 	67
~~Buyers have not declared their option within 7 running days of receipt of the Sellers’~~ 	68
~~notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification~~ 	69
~~shall be deemed to be the new cancelling date and shall be substituted for the cancelling~~	70
~~date stipulated in line 61.~~	71

~~If this Agreement is maintained with the new cancelling date all other terms and conditions~~ 	72
~~hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full~~ 	73
~~force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any~~ 	74
~~claim for damages the Buyers may have under Clause 14 for the Vessel not being ready~~ 	75
~~by~~
~~the original cancelling date.~~	76

d) ~~Should the Vessel become an actual, constructive or compromised total loss before delivery~~ 	77
~~the deposit together with interest earned shall be released immediately to the Buyers~~	78
~~whereafter this Agreement shall be null and void.~~	79

6. Drydocking/Divers Inspection	80

~~a)** The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~	81
~~Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the~~	82
~~inspection being in accordance with the Classification Society’s rules. If the~~	83
~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~	84
~~broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made~~	85
~~good at the Sellers’ expense to the satisfaction of the Classification Society without~~	86
~~condition/recommendation*.~~	87

~~b)** (i) he Vessel is to be delivered without drydocking. However, the Buyers shall~~	88
~~have the right at their expense to arrange for an underwater inspection by a diver approved~~	89
~~by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their~~	90
~~cost make the Vessel available for such inspection. The extent of the inspection and the~~	91
~~conditions under which it is performed shall be to the satisfaction of the Classification~~	92
~~Society. If the condition at the port of delivery are unsuitable for such inspection, the~~	93
~~Sellers shall make the Vessel available at a suitable alternative place near to the delivery~~	94
~~port.~~	95

~~(ii) f the rudder, propeller, bottom or other underwater parts below the deepest load line~~	96
~~are found broken, damaged or defective so as to affect the Vessel’s class, then unless~~	97
~~repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers~~	98
~~shall arrange for the Vessel to be drydocked at their expense for inspection by the~~	99
~~Classification Society of the Vessel’s underwater parts below the deepest load line, the~~	100
~~extent of the inspection being in accordance with the Classification Society’s rules. If the~~	101
~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~	102
 ~~broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made~~	103
 ~~good by the Sellers at their expense to the satisfaction of the Classification Society~~	104
~~without condition/recommendation*. In such event the Sellers are to pay also for the cost of~~	105
~~the underwater inspection and the Classification Society’s attendance.~~	106

~~(iii) f the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-~~	107
~~docking facilities are available at the port of delivery, the Sellers shall take the Vessel~~	108
~~to a port where suitable drydocking facilities are available, whether within or outside the~~	109
~~delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver~~	110
~~the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the~~	111
~~purpose of this Clause, become the new port of delivery. In such event the cancelling date~~	112
~~provided for in Clause 5 b)) shall be extended by the additional time required for the~~	113
~~drydocking and extra steaming, but limited to a maximum of 14 running days.~~	114

~~c)  If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~	115

~~(i) he Classification Society may require survey of the tailshaft system, the extent of~~	116
~~the survey being to the satisfaction of the Classification surveyor. If such survey is not~~	117
~~required by the Classification Society, the Buyers shall have the right to require the tailshaft~~	118
~~to be drawn and surveyed by the Classification Society, the extent of the survey being in~~	119
~~accordance with the Classification Society’s rules for tailshaft survey and consistent with~~	120
~~the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they~~	121
~~require the tailshaft to be drawn and surveyed not later than by the completion of the~~	122
~~inspection by the Classification Society. The drawing and refitting of the tailshaft shall be~~	123

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~arranged by the Sellers. Should any parts of the tailshaft system be condemned or found~~	124
~~defective so as to affect the Vessel’s class, those parts shall be renewed or made good at~~	125
~~the Sellers’ expense to the satisfaction of the Classification Society without~~	126
~~condition/recommendation*.~~	127

~~(ii) he expenses relating to the survey of the tailshaft system shall be borne~~	128
~~by the Buyers unless the Classification Society requires such survey to be carried out, in~~	129
~~which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses~~	130
~~if the Buyers require the survey and parts of the system are condemned or found defective~~	131
~~or broken so as to affect the Vessel’s class*.~~	132

~~(iii) he expenses in connection with putting the Vessel in and taking her out of~~	133
~~drydock, including the drydock dues and the Classification Society’s fees shall be paid by~~	134
~~the Sellers if the Classification Society issues any condition/recommendation* as a result~~	135
~~of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers~~	136
~~shall pay the aforesaid expenses, dues and fees.~~	137

~~(iv) he Buyers’ representative shall have the right to be present in the drydock, but~~	138
~~without interfering with the work or decisions of the Classification surveyor.~~	139

~~(v) he Buyers shall have the right to have the underwater parts of the Vessel~~	140
~~cleaned and painted at their risk and expense without interfering with the Seller’s or the~~	141
~~Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If,~~	142
~~however, the Buyers’ work in drydock is still in progress when the Sellers have~~	143
~~completed the work which the Sellers are required to do, the additional docking time~~	144
~~needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event~~	145
~~that the Buyers’ work requires such additional time, the Sellers may upon completion of the~~	146
~~Seller’s work tender Notice of Readiness for delivery whilst the Vessel is still in drydock~~	147
~~and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether~~	148
~~the Vessel is in drydock or not and irrespective of Clause 5 b).~~	149

~~*  Notes, if any, in the surveyor’s report which are accepted by the Classification Society~~	150
~~without condition/recommendation are not to be taken into account.~~	151

~~** 6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~	152
~~alternative 6 a) to apply.~~	153

7. Spares/bunkers, etc.	154

As per the terms of the Shipbuilding Contract.	155

~~The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on~~
~~shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare~~	156
~~propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or~~	157
~~unused, whether on board or not shall become the Buyers’ property, but spares on order are to~~	158
~~be~~
~~excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to~~	159
~~replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which~~	160
~~are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the~~	161
~~property of the Buyers. The radio installation and navigational equipment shall be included in the sale~~	162
~~without extra payment if they are the property of the Sellers. Unused stores and provisions shall be~~	163
~~included in the sale and be taken over by the Buyers without extra payment.~~	164

~~The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the~~	165
~~Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc.,~~	166
~~exclusively for use in the Seller’s vessel(s), shall be excluded without compensation. Captain’s,~~	167
~~Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale,~~	168
~~as well as the following additional items (including items on hire):~~	169

~~The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and~~	170
~~sealed drums and pay the current net market price (excluding barging expenses) at the port and date~~	171
~~of delivery of the Vessel.~~	172
~~Payment under this Clause shall be made at the same time and place and in the same currency as~~ 	173
~~the Purchase Price.~~	174

8. Documentation	175

The place of closing: London	176

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with the	177
delivery

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

documents~~, namely~~ specified in Appendix B hereto:	178

~~a)  Legal Bill of Sale in a form recordable in (the country in which the Buyers are~~	179
~~to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages~~	180
~~and maritime liens or any other debts or claims whatsoever, duly notarially attested and~~	181
~~legalized by the consul of such country or other competent authority.~~	182

~~b)  Current Certificate of Ownership issued by the competent authorities of the flag state of~~	183
~~the Vessel.~~	184

~~c)  Confirmation of Class issued within 72 hours prior to delivery.~~	185

~~d)  Current Certificate issued by the competent authorities stating that the Vessel is free from~~	186
~~registered encumbrances.~~	187

~~e)  Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of~~	188
~~deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the~~	189
~~registry does not as a matter of practice issue such documentation immediately, a written~~	190
~~undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a~~	191
~~Certificate or other official evidence of deletion to the Buyers promptly and latest within 4~~	192
~~(four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~	193

~~f)  Any such additional documents as may reasonably be required by the competent authorities~~	194
~~for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such~~	195
~~documents as soon as possible after the date of this Agreement.~~	196

~~At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of~~	197
~~Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the~~	198
~~Buyers.~~	199

~~At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all~~	200
~~plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also~~	201
~~be handed over to the Buyers unless the Sellers are required to retain same, in which case the~~	202
~~Buyers to have the right to take copies. Other technical documentation which may~~	203
~~be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so~~	204
~~request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take~~	205
~~copies of same.~~	206

9. Encumbrances	207

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances,	208
mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake	209
to indemnify the Buyers against all consequences of claims made against the Vessel which have	210
been incurred prior to the time of delivery.	211

10. Taxes, etc.	212

Any taxes, fees and expenses in connection with the purchase ~~and registration under the Buyers’~~	213
~~flag~~ of the Vessel by the Sellers from the Yard
shall be for the ~~Buyers’~~ Sellers’ account, whereas similar charges in connection with the ~~closing of the~~	214
purchase by the Buyers of the Vessel from the Sellers’
~~register~~ shall be for the ~~Sellers’~~Buyers’ account.	215

11. Condition on delivery	216

As per the terms of the Shipbuilding Contract.

~~The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is~~	217
~~delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be~~	218
~~delivered and taken over as she was at the time of inspection, fair wear and tear excepted.~~	219
~~However, the Vessel shall be delivered with her class maintained without condition/recommendation*,~~	220
~~free of average damage affecting the Vessel’s class, and with her classification certificates and~~	221
~~national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and~~	222
~~unextended without condition/recommendation* by Class or the relevant authorities at the time of~~	223
~~delivery.~~	224
~~“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if~~	225
~~applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over~~	226
~~without inspection, the date of this Agreement shall be relevant date.~~	227

~~* Notes, if any, in the surveyor’s report which are accepted by the Classification Society~~	228

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~without condition/recommendation are not to be taken into account.~~	229

12. Name/markings	230

~~Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.~~ The	231
Sellers and the Buyers shall, prior to the delivery of the Vessel from the Yard, seek the Yard’s acceptance to deliver the Vessel to the Sellers with the Buyers’ designated name and formal markings. The Buyer to advise this to the Sellers on the Sellers’ request.

13. Buyers’ default	232

Should the ~~deposit~~ Down Payment not be paid in accordance with Clause 2, the Sellers have the	233
right to ~~cancel~~ terminate this
Agreement, and they shall be entitled to claim compensation for their losses and for all expenses	234
incurred together with interest.	235
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to	236
~~cancel~~ terminate the Agreement, in which case the ~~deposit~~ Down Payment together with interest	237
earned shall be released to the
Sellers. If the ~~deposit~~ Down Payment does not cover their loss, the Sellers shall be entitled	238
to claim further
compensation for their losses and for all expenses incurred together with interest.	239

14. Sellers’ default	240

See Clause 27.	241
~~Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready~~
~~to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have~~	242
~~the option of cancelling this Agreement provided always that the Sellers shall be granted a~~	243
~~maximum of 3 banking days after Notice of Readiness has been given to make arrangements~~	244
~~for the documentation set out in Clause 8. If after Notice of Readiness has been given but before~~	245
~~the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not~~	246
 ~~made physically ready again in every respect by the date stipulated in line 61 and new Notice of~~	247
~~Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect~~	248
~~to cancel this Agreement the deposit together with interest earned shall be released to them~~	249
~~immediately.~~	250
~~Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready~~	251
~~validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for~~	252
~~their loss and for all expenses together with interest if their failure is due to proven~~	253
~~negligence and whether or not the Buyers cancel this Agreement.~~	254

15. Buyers’ representatives — see Clause 18	255

~~After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers~~	256
~~have the right to place two representatives on board the Vessel at their sole risk and expense upon~~	257
~~arrival at on or about~~ 	258
~~These representatives are on board for the purpose of familiarisation and in the capacity of~~	259
~~observers only, and they shall not interfere in any respect with the operation of the Vessel. The~~	260
~~Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.~~	261

16. Arbitration	262

a)* This Agreement shall be governed by and construed in accordance with English law and	263
any dispute arising out of this Agreement shall be referred to arbitration in London in	264
accordance with the Arbitration Acts ~~1950 and 1979~~ 1996 or any statutory	265
modification or
re-enactment thereof for the time being in force, one arbitrator being appointed by each	266
party. On the receipt by one party of the nomination in writing of the other party’s arbitrator,	267
that party shall appoint their arbitrator within fourteen days, failing which the decision of the	268
single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree	269
they shall appoint an umpire whose decision shall be final.	270

~~b)* This Agreement shall be governed by and construed in accordance with Title 9 of the~~	271
~~United States Code and the Law of the State of New York and should any dispute arise out of~~	272
~~this Agreement, the matter in dispute shall be referred to three persons at New York, one to~~	273
~~be appointed by each of the parties hereto, and the third by the two so chosen; their~~	274
~~decision or that of any two of them shall be final, and for purpose of enforcing any award, this~~	275

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~Agreement may be made a rule of the Court.~~	276
~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime~~	277
~~Arbitrators, Inc. New York.~~	278

~~c)*  Any dispute arising out of this Agreement shall be referred to arbitration at~~	279
 ~~, subject to the procedures applicable there.~~	280
280
~~The laws of shall govern this Agreement.~~	281

~~*  16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of~~	282
~~deletions, alternative 16 a) to apply.~~	283
Clauses 17 to 38, all inclusive, as attached hereto, to apply and form an integral part of this Memorandum of Agreement.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

ADDENDUM NO. 1 TO MEMORANDUM OF AGREEMENT
DATED 8 NOVEMBER, 2007
RE HULL NO. P001 at PIPAVAV SHIPYARD LTD

Clause 17 – Supervision

The Sellers confirm that they will appoint Frontline Management (Bermuda) Ltd as its supervisors at the Yard in accordance with Article IV of the Shipbuilding Contract, when construction of the Vessel commence (at steel cutting). The Sellers’ supervisors will supervise the construction of the Vessel in accordance with best shipbuilding supervisory practice ensuring the Yard’s compliance with the terms and conditions of the Shipbuilding Contract.

Clause 18 – Buyers’ Representatives

Following signing of this Agreement and the payment by the Buyers of the Down Payment in accordance with Clause 2, the Buyers shall, effective from the date of the Yard’s steel cutting for the Vessel, have the right to place 1 (one) representative at the Yard as a member of the Sellers’ site supervisory team to observe the construction of the Vessel, at the Buyers’ risk and expense.

Any questions or comments to the construction of the Vessel by such observer shall be addressed to the head of the Sellers’ supervisory team.

The Sellers shall forward all of the Buyers’ comments/questions to the Yard, subject to the same being in accordance with the Shipbuilding Contract. The Sellers will exercise their best endeavours to procure that the Yard deals with all such legitimate comments. If the Sellers’ and the Buyers’ representatives fail to agree, the Buyers’ comments shall be adapted as far/much as possible and the Sellers shall act based on such comments as far/much as possible, but always in accordance with the Shipbuilding Contract.

The Buyer’s representatives shall have the right to attend all tests and inspections and all trials along with the Sellers’ supervisory team at the premises of the Yard or its sub-contractors. The Sellers shall give the Buyers’ representative due notice of the time and schedule for any such tests, inspections and trials.

The Buyer’s representatives shall be allowed access to all areas where the Sellers’ supervisory team are allowed access in accordance with the Shipbuilding Contract. The Buyers’ representative shall have the right to point out any deficiencies in the construction of the Vessel compared to the Shipbuilding Contract to the head of the Sellers’ supervisory team. Interpretation of what may constitute a “deficiency” shall be based on the Shipbuilding Contract and, in respect of technical matters, decisions by the Class. Any decision by the Class shall be final and binding on both the Sellers and the Buyers.

The Buyers’ representative shall have full and unrestricted access to all documents, plans, drawings and all correspondence exchanged between the Sellers and the Yard and to/from the Classification Society, including test results, NCRs, etc. The Buyers’ representative shall have the right to attend all meetings with the Class.

The Sellers agree to communicate to the Buyers without delay all reasonable technical matters requiring a decision by the Sellers under the Shipbuilding Contract provided that the Sellers shall not be required to incur additional or extra cost as a result thereof.

If the Buyers’ representative act in contravention of the above referred provisions then the Sellers may request the substitution of such representative and the Buyers must do so. Such substitution shall not be construed as a waiver of Buyers’ rights hereunder.

Clause 19 – Progress reports

The Seller shall keep the Buyer advised of the progress of the Yard’s construction of the Vessel by providing copies of all progress reports as and when provided by the Sellers’ supervisory team, but minimum at every 1 (one) month interval from the date of steel cutting for the Vessel.

Clause 20 – Buyers’ Supplied Items

Any “buyers’ supplied items” as described in Article XVI the Shipbuilding Contract shall be supplied by the Buyers to the Sellers under this Agreement and the Sellers shall, in accordance with the terms of Article XVI of the Shipbuilding Contract, place the same onboard the Vessel.

The Sellers shall not supply any items to the Vessel other than the items supplied by the Yard under the Shipbuilding Contract. The Buyers have the right to place any additional items on board the Vessel in accordance with Article XVI of the Shipbuilding Contract, provided that this does not interfere with the construction of the Vessel or cause delays to her delivery time. Any “buyers’ supplied items” received by the Sellers at the Yard shall be put on board the Vessel without undue delay and without additional cost to the Buyers.

The Sellers is not responsible to the Buyers for any damage and/or loss of such “buyers’ supplied items”, but the Sellers will assign all rights of recovery from the Yard that the Sellers may have as a consequence thereof to the Buyers.

Clause 21 – Notice to the Builder

The parties to this Agreement agree that the Sellers shall notify the Yard of the existence of this Agreement when the Buyers have paid the Down Payment as provided in Clause 2 above.

The notice shall include a statement that no amendment or addendum can be made to the Shipbuilding Contract without the Buyers’ approval and, further, request the Yard to acknowledge such notice. The Sellers agree to use their best efforts to procure the Yard’s acknowledgement thereof.

From the date of receipt of the Down Payment, the Sellers shall pass to the Buyers any and all notices either sent or received from the Yard or the Class in relation to or connected with the construction of the Vessel.

Clause 22 – Modification / Changes / Etc.

The Shipbuilding Contract shall not be amended without the Buyers’ prior written approval. The Sellers shall not waive any right against or grant any forbearance to the Yard under the Shipbuilding Contract without the Buyers’ prior written approval, such approval not be unreasonably withheld. The Sellers shall not take any action (or make any omission) under the Shipbuilding Contract which is material to the interests of the Buyers without consultation with the Buyers.

The Sellers shall, at the request of the Buyers, exercise such rights as are set out in Article V of the Shipbuilding Contract to request variations to the Vessel.

The Sellers shall keep the Buyers advised of any claims or disputes between the Sellers and the Yard.

Any changes or modifications which are done to the Vessel while under construction at extra cost will be carried out at the Buyers’ expense subject to the prior approval of the Buyers having been provided. Similarly, any credits which may be obtained by reason of any changes or modifications to the Vessel while under construction, shall reduce the Purchase Price with the nominal amount of such credit.

Clause 23 – Liability for Representatives

The Sellers agree to assign all their rights against the Yard under the Shipbuilding Contract for liability in the event of personal injury and/or death of the Buyers’ representatives and the Buyers agree to indemnify the Sellers for any damage caused by the Buyers or Buyers’ representative at the Yard.

Clause 24 – Sea Trials

The Buyers shall have the right to place 3 (three) representatives on board the Vessel as observers only to attend the Vessel’s sea trials as per the Shipbuilding Contract. When a notice of a trial run is received by the Sellers from the Yard, the Sellers shall forward such notice to the Buyers.

The results of the trial run shall be conclusive evidence of the condition and performance of the Vessel as far as the Buyers and the Sellers are concerned.

In case the Buyers’ representatives, upon conclusion of the trial run will remark upon any issues which will make the Yard liable to proceed to repairs/restoration/work/adjustments/etc. in order for the Vessel to comply with the Shipbuilding Contract, the Sellers shall use their best endeavours to procure that any such legitimate comments of the Buyers representatives are properly dealt with by the Yard.

Clause 25 – Adjustment of the Contract Price

If the Vessel, on delivery, has insufficient speed, excessive fuel consumption, reduced deadweight capacity as same are calculated in the Shipbuilding Contract, or if the delivery date is delayed, then the Sellers shall allow the Buyers such nominal reduction in the Purchase Price as will be allowed by the Yard to the Sellers on account of (a) insufficient speed (b) excessive fuel consumption or (c) reduced deadweight capacity or (d) late delivery of the Vessel as per the Shipbuilding Contract.

Clause 26 – Assignment of Warranties

The Sellers shall, on delivery, assign its rights under the warranties set forth in Article IX of the Shipbuilding Contract to the Buyers.

The Sellers, shall prior to delivery of the Vessel by the Yard to the Sellers, notify the Yard of this assignment and seek to obtain the Yard’s express acknowledgment thereof in writing.

The same shall apply to any and all warranties provided by third party suppliers in relation to the Vessel’s equipment.

In the unlikely event that the Yard and/or any third party supplier refuse to acknowledge such assignment, the Sellers shall, at the Buyers’ request, arrange for the novation of the Shipbuilding Contract to a wholly owned subsidiary prior to delivery. The Buyers shall then have the option to acquire the Vessel by way of purchasing all of the Sellers’ shares in and all loans provided by the Sellers to the subsidiary in order to finance instalments under the Shipbuilding Contract. Such purchase shall, in relation to the Vessel, be based on the terms of the Agreement and otherwise include warranties from the Sellers reflecting such transaction structure.

Clause 27 – Buyers’ termination

The Buyers shall be entitled to terminate this Agreement by written notice to the Sellers following the occurrence of any of the following events:

(i)                       the termination by the Yard of the Shipbuilding Contract prior to the delivery of the Vessel; or

(ii)                    the actual, construction or compromised total loss of the Vessel prior to the delivery thereof to the Sellers by the Yard; or

(iii)                 the Yard defaults in its obligations under the Shipbuilding Contract pursuant to Article XI, 4, (a), (b) or (c); or

(iv)                the Sellers become entitled to cancel the Shipbuilding Contract due to excessive delays in relation to the agreed delivery date, in Article VIII, 4; or

(v)                   the Sellers fail to deliver the Vessel to the Buyers as per the terms of the Agreement following the delivery thereof by the Yard to the Sellers; or

(vi)                the Sellers fail to deliver the Vessel to the Buyers by 25 December 2009,

it being understood and agreed that the parties hereto shall consult with each other prior to the date upon which (iv) occurs.

Subject to the Buyers notifying the Sellers of their termination of this Agreement as set out above. The Sellers shall, forthwith, release the Down Payment to the Buyers together with such interest as shall have accrued thereon whereafter this Agreement shall be nul and void.

Further, the Sellers undertake, on the Buyers behalf, to, on a best efforts basis, seek to redeem any “buyers’ supplied items” provided by the Sellers as per Clause 20 of the Shipbuilding Contract if the Agreement is terminated by the Buyers as per the above.

Clause 28 – Confidentiality

The contents of this Agreement are strictly private and confidential and may not be disclosed to any third parties other than those associated with this transaction apart from such information as the Sellers must disclose to the Oslo Stock Exchange and the Buyers are obliged to announce to their investors. Further, the Buyers shall be permitted to make disclosure of the contents herein to their financiers and their respective advisors. If, despite best efforts of the parties, details of the Agreement become known, this does not entitle any party to withdraw from or frustrate this Agreement.

Clause 29 – Miscellaneous

Other than the rights of the Buyers to terminate this Agreement under Clause 27 hereof, should any terms and conditions in this Agreement contradict any terms of the Shipbuilding Contract, then, as far as the Buyers and the Sellers are concerned, the terms of the Shipbuilding Contract shall supersede the terms of this Agreement.

The Buyers confirm that they and their employees or servants or agents will not, until the Buyers have accepted delivery of the first of the six vessels (including the Vessel) purchased from the Sellers and other subsidiaries of the Sellers, disclose the specifications or the makers list relevant to the Vessel and the Shipbuilding Contract or any part thereof to any third party not associated with this transaction unless for re-sale purposes.

Clause 30 – Sellers’ representations and undertakings

The Seller hereby represents to the Buyers as follows:

(a)                    The Shipbuilding Contract (as novated) is valid and binding on the parties thereto;

(b)                   The Sellers have not granted any security interest in, assigned or otherwise granted to any third party any right, title or interest in and to the Shipbuilding Contract, the Down Payment and/or the refund guarantees under the Shipbuilding Contract;

(c)                    The Sellers undertake that they will not assign or otherwise transfer or seek to assign any of the rights, titles or interests referred to in (b) now or in the future.

Clause 31 – Notices

All notices, authorisations, approvals, waivers, requests and other communications hereunder (“notices”) shall be in writing, shall be addressed as provided below and shall be delivered in person, sent by e-mail, mailed (registered and postage prepaid) or sent by an international courier dispatch service to the relevant adressee. All notices shall be deemed to be properly given or made upon the earliest of (a) actual delivery, (b) 15 (fifteen) days after being sent by prepaid registered mail as aforesaid, (c) immediately at time of a full and effective transmission by e-mail, and (d) at the time of delivery by an internationally recognised courier dispatch service. For the purpose of notice, the addresses and e-mail of the parties are set forth below:

To the Buyers	BRITANNIA BULK PLC
	Fax	:	+44 20 7264 4949
	E-mail	:	management@britbulk.com

To the Sellers	c /o GOLDEN OCEAN MANAGEMENT AS
	Fax	:	+47 22 01 73 59
	E-mail	:	operation@goldenocean.no

Clause 32 – Documents

The following Appendices are attached and form an integral part of this Agreement:

1.                         Appendix “A” - List of Documents to be delivered on signing of the Agreement;

2.                         Appendix “B” - List of Delivery Documents;

3.                         Appendix “C” - Shipbuilding Contract (including specifications, GA-plan and makers list)

Clause 33 – Status of Construction

The Sellers confirm that there are no present indications from the Yard of any delays to the agreed date of delivery pursuant to the Shipbuilding Contract, nor any indications of financial difficulties associated with or involving the Yard.

Clause 34

[Intentionally left blank]

Clause 35 – Closing

Closing of the Buyers’ purchase of the Vessel shall be held in London.

The Buyers shall have the right to have representatives present at the closing meeting between the Yard and the Buyers - if the Yard do not agree one place for simultaneous exchange.

Clause 36

The Sellers will register the Vessel in its ownership prior to selling it on to the Buyers. The Sellers will, subsequent to taking delivery of the Vessel from the Yard under the Shipbuilding Contract, close the sale thereof to the Buyers on the terms set forth in this Agreement. The documents to be exchanged at the closing between the parties hereto are set out in Appendix B.

Clause 37 - Security Assignment

The Buyers shall be entitled to assign their rights and obligations hereunder to Goldman Sachs Credit Partners, L.P. as part of their financing of the Down Payment-and the Sellers hereby confirm that they will acknowledge such assignment by signing and returning any Acknowledgement accompanied by a Notice of Assignment sent to them by the Buyers.

Clause 38

The Shipbuilding Contract has been approved by the Buyers who in addition to their rights to the benefit of liquidated damages as described in Clause 25 above, shall retain all rights related to acceptance or rejection and cancellation and rescission therein such that the Sellers shall not exercise any right of rejection, cancellation or rescission under the Shipbuilding Contract without first obtaining the written consent of the Buyers. The Buyers shall thus have the right if they so elect to require Sellers to accept delivery of the vessel under the Shipbuilding Contract (and then give delivery to the Buyers thereunder) even if a right to reject, cancel or rescind has accrued under the Shipbuilding Contract.

The Sellers	The Buyers
Golden Ocean Group Ltd	Britannia Bulk Finance Limited

By: Herman Billung	By: Cliff Hanson
Title: Attorney-in-Fact	Title: Director

Appendix “A” to the Memorandum of Agreement dated 8 November 2007

Documents to  be  provided  by the Sellers to the  Buyers at time of signing of the Agreement

(a)                     A Secretary’s Certificate from the Sellers confirming the identity of its directors and officers and attaching copies (certified to be true and correct) of:

(i)                        its articles of incorporation and bye-laws;

(ii)                     a resolution by its board approving this Agreement;

and an original:

(iii)                  Certificate of Good Standing;

(iv)                 Power of Attorney authorizing a person to sign this Agreement on the Sellers’ behalf.

(i)

(b)                    Copies, certified to be true, complete and correct of each of:-

(i)                        the Shipbuilding Contract;

(ii)                     the refund guarantees issued pursuant to the Shipbuilding Contract;

(iii)                  the parent guarantee issued by the Sellers pursuant to the Shipbuilding Contract;

(iv)                 all Indian Governmental Licences and approvals relating to the Shipbuilding Contract and the Refund Guarantees.

APPENDIX “B” to the Memorandum of Agreement dated 8 November 2007

A.                       Documents to be provided by the Sellers:-

(1)                    All documentation to be received by the Sellers from the Yard under or pursuant to the Shipbuilding Contract, including, but not limited to:-

(a)                     originals of the documents referred to in Article VII-3 (a), (b), (c), (d), (e) and (f) thereof;

(b)                    to the extent that originals are available, the Yard’s “Builder’s Certificate” for the Vessel and if issued, the Yard’s bill of sale for the Vessel. To the extent that originals of such documents are not available because of the Sellers’ obligation to lodge them with the Hong Kong Ship Registry, the Sellers shall provide certified copies of the same;

(c)                     any original Power of Attorney (and/or other original corporate authority documentation) produced by the Yard authorising the execution by the Yard of its Builder’s Certificate, bill of sale and all other protocols and documents executed by it under or pursuant to the Shipbuilding Contract;

(d)                    a copy of the commercial invoice for the Vessel issued by the Yard.

(2)                    A legal bill of sale for the Vessel in two originals in a form recordable in the Hong Kong Ship Registry stating that the Vessel is free from all encumbrances, taxes, mortgages and maritime liens or any other debts or claims whatsoever, notarially attested and apostilled, the notary to expressly confirm the authenticity of the signature and the due authority of the person executing the Bills of Sale on behalf of the Sellers;

(3)                    Evidence that the sale of the Vessel to the Buyers has been duly authorised by the Sellers by way of an original Secretary’s Certificate duly notarised and apostilled confirming the identity of the Sellers’ directors and officers and further attaching:

(a)                     original minutes of separate meetings of the board of directors and shareholders of the Sellers resolving to sell the Vessel to the Buyers duly notarised and apostilled;

(b)                    an original Power of Attorney of the Sellers, duly notarised and apostilled, authorising the Sellers’ appointed representatives to execute all necessary documents in order to sell the Vessel to the Buyers;

(c)                     a certified copy of the Sellers’ bye-laws;

(d)                    an original Certificate of Good Standing of the Sellers dated not earlier than ten (10) Banking Days prior to the date of delivery of the Vessel;

(4)                    An original Certificate of Ownership and Freedom from Encumbrances for the Vessel issued by the Hong Kong Ship Registry and dated the date of delivery of the Vessel confirming that the Vessel is (i) owned by the Sellers and (ii) free of all registered encumbrances. In the event that an original Certificate of Ownership and Freedom from Encumbrances is not available at the Closing Meeting, the Sellers shall arrange for the Hong Kong Ship Registry to send a fax copy of the original Transcript of Register to the Closing Meeting and the Sellers shall provide an undertaking to deliver the original Certificate of Ownership and Freedom from Encumbrances to the Buyers within five (5) Banking Days of delivery.

(5)                    If, as a matter of practice, the same is issued by the Hong Kong Ship Registry, an original and valid consent to the sale and deletion of the Vessel issued by the Hong Kong Ship Registry.

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(6)                    An original Certificate of Deletion for the Vessel issued by the Hong Kong Ship Registry dated the date of delivery of the Vessel or if as a matter of practice, an original Deletion Certificate is not available at the time of delivery of the Vessel, a letter from the Sellers to the Buyers undertaking to provide an original Deletion Certificate (and if so required by Buyers for the purposes of registering the Vessel under Panama flag duly notarized and / or authenticated by means of an Apostille as aforesaid) to the Buyers as soon as possible following delivery but in any event within four (4) weeks of the date of delivery of the Vessel;

(7)                    To the extent that the Buyers may seek to register the Vessel under either Liberian or Marshall Islands flag and pursuant to the requirements for first registration of vessels on those registries, the Sellers shall authorise the Classification Society, to issue to the Liberian / Marshall Islands Ship Register (as the case may be) a Statement or Affidavit indicating status of class, statutory certification, including all conditions of class and any outstanding recommendations/deficiencies and to the extent known by class any reasons why the Vessel is currently not fit to proceed to sea prior to completion of any outstandings and to release to the Liberian / Marshall Islands Ship Register (as the case may be) any other documents requested by that Registry. The Sellers shall authorize the Classification Society as above sufficiently in advance of the closing to allow for review by the Marine Safety Division of the Liberian / Marshall Islands Ship Register (as the case may be) and in any event not later than seven (7) Banking Days prior to delivery in order to facilitate the Buyers’ compliance with registration requirements imposed by the relevant ship register.

(8)                    A Letter of Undertaking from the Sellers to deliver to the Buyers, as soon as practicable but in any event within 30 days from the date of delivery, an original Closed Continuous Synopsis Record (CSR) for the Vessel issued by the Hong Kong Ship Registry.

(9)                    An original Confirmation of Class issued by the Classification Society and dated not earlier than three (3) Banking Days prior to the date of delivery of the Vessel confirming that the Vessel is free from recommendations and/or conditions;

(10)              To the extent not already provided, COPIES of the following documents for the Vessel:

(i)                       Certificate of Hong Kong Registry;

(ii)                    Radio Licence;

(iii)                 International Tonnage Certificate;

(iv)                Safety Construction Certificate;

(v)                   Safety Equipment Certificate;

(vi)                Safety Radio Certificate;

(vii)             International Oil Pollution Prevention Certificate; and

(viii)          International Load Line Certificate;

(ix)                  ISM Code - Document of Compliance;

(x)                     ISM Code - Safety Management Certificate;

(xi)                  ISPS Code - International Ship Security Certificate; and

(xii)               ISPS Code - Continuous Synopsis Record;

(11)              All classification, statutory and trading certificates for the Vessel valid and unextended without conditions/recommendations at the date of delivery of the Vessel;

(12)              All plans, manuals, specifications and other documents relating to the maintenance and operation of the Vessel;

(13)              A commercial invoice for the Vessel in two (2) originals;

(14)              An invoice for bunkers and lubricating oils on board the Vessel on delivery with all supporting vouchers;

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(15)              Any such additional documents as may reasonably be required by the Buyers’ intended ship registry for the purpose of registering title to the Vessel in the name of the Buyers, provided that the Buyers notify the Sellers of any such documents no later than 10 Banking Days prior to the delivery date.

B.                       Documents to be provided by the Buyers: -

(1)                    a copy of the minutes of a meeting of the board of directors of the Buyers, resolving to purchase the Vessel from the Sellers;

(2)                    an original Power of Attorney of the Buyers, duly notarised and apostilled, authorising its appointed representatives to execute all necessary documents in order to purchase the Vessel from the Sellers;

(3)                    an original Director’s Certificate of the Buyers duly notarised and legalised, confirming the names of the directors and officers of the Buyers and attaching, as true and correct copies, the following documents:-

(a)                     the Certificate of Incorporation of the Buyers; and

(b)                    the Articles of Incorporation and/or Bye-laws of the Buyers;

(4)                    a Certificate of Good Standing of the Buyers dated not earlier than ten (10) Banking Days prior to the date of delivery of the Vessel.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

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Golden Ocean Group Ltd.

8th November 2007

Dear Sirs

Memorandum of Agreement (the “MoA”) dated 8th November 2007 for the sale and purchase of Pipavav Hull No. P001 by Golden Ocean Group Ltd to Britannia Bulk Finance Limited (the “Company”).

Terms defined in the MoA shall have the same meanings when used in this letter of guarantee.

In consideration of your signing the MoA with the Company, We, Britannia Bulk Holdings Plc, hereby guarantee to you that the Company will perform all of its obligations under and in connection with the MoA and, in case of failure by the Company to fulfil such obligations then we undertake to you that we shall procure that the Company does so.

Our obligations under this letter of guarantee shall remain fully valid and enforceable notwithstanding any waiver or release granted under or in connection with the MoA by either the Company or yourselves or any supplement or amendment to the MoA or any variation to the terms of the MoA agreed between the Company and yourselves to the intent that we shall remain liable under this letter of guarantee in respect of all of the Company’s obligations irrespective of anything that would otherwise release or discharge our liability at all times while the Company is liable under or in connection with the MoA itself.

We shall be entitled to the full benefit of all defences and rights of counterclaim in relation to our obligations under this letter of guarantee, including those to which the Company is entitled under the MoA itself.

We represent and warrant to you that:

(a)                     as at the date hereof we are duly incorporated and validly existing as a company under the laws of England;

(b)                    the execution of this letter of guarantee in our name and the authorisation to the person signing this letter of guarantee for us have each been duly authorised by our board of directors and no other consents or approvals are required in order for this letter of guarantee to be valid and enforceable against us; and

(c)                     this letter of guarantee constitutes the legal, valid, binding and enforceable obligation of ourselves.

All formal communications under this letter of guarantee shall be sent to us at the same address as is set out in Clause 31 of the MoA.

Clause 16 (Arbitration) of the MoA applies equally to this guarantee as if its terms where herein set out in full.

Yours faithfully

BRITANNIA BULK HOLDINGS PLC

Name :	C.J. Hanson	Fariyal Khanbabi
Title:	Director	Director

Britannia Bulk Holdings plc	Phone:	+44 (0)20 7264 4900
Dexter House	Fax:	+44 (0)20 7264 4949
2 Royal Mint Court	E-mail	management@ britbulk.com
London EC3N 4QN	Internet	www.britbulk.com

Reg In Eng. No 06402167